OMEGA HEALTHCARE INVESTORS COMMENCES OFFER TO PURCHASE AND CONSENT SOLICITATION FOR ITS 6.95% NOTES DUE 2007

TIMONIUM, MARYLAND - December 16, 2005- Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that it commenced an offer to purchase and consent solicitation with regard to any and all of its outstanding $100 million aggregate principal amount of 6.95% notes due 2007.

The offer to purchase will expire at 12:00 midnight, New York City time, on January 17, 2006, unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on December 30, 2005, unless extended.

The total consideration to be paid to holders who tender their notes and deliver their consents prior to 5:00 p.m., New York City time, on December 30, 2005 will be $1,031.02 for each $1,000 principal amount of notes validly tendered and not validly revoked, which includes a consent payment of $30.00 per $1,000 principal amount of notes. Holders who validly tender their notes after 5:00 p.m., New York City time on December 30, 2005 but prior to the expiration of the tender offer will receive $1,001.02 for each $1,000 principal amount of notes validly tendered and not validly revoked on or prior to the expiration date. Holders who validly tender notes will also be paid accrued and unpaid interest up to but not including the date of payment for the notes.

The purchase price for the notes and the consent payment for notes tendered on or before the expiration of the consent solicitation are expected to be paid promptly following the acceptance of the consents. The purchase price for the notes tendered on or before the expiration date of the offer to purchase is expected to be paid promptly following the expiration date of the offer to purchase.

Holders tendering their notes prior to the expiration of the consent solicitation will be deemed to have delivered their consent to certain proposed amendments to the indenture governing the notes, which will eliminate certain restrictive covenants and certain provisions relating to events of default and amend certain other related provisions.

The terms of the offer to purchase and consent solicitation, including the conditions to the Company's obligations to accept the notes tendered and consents delivered and pay the purchase price and consent payments, are set forth in the Company's offer to purchase and consent solicitation statement, dated December 16, 2005. The offer is subject to certain conditions, including the receipt of the requisite number of consents required to amend the indenture, the execution of the supplemental indenture containing the proposed amendments and the Company having raised funds from a private offering of new notes sufficient to pay the total consideration. The new notes to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-4270 (collect) or toll-free at (800) 553-2826). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent (telephone: (212) 929-5500 (collect)) or toll-free at (800) 322-2885.

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer and solicitation will be made only by means of the offer to purchase and consent solicitation statement. This press release does not constitute an offer to sell or a solicitation of an offer to buy the new notes. That offer will be made only by means of a confidential offering memorandum to be issued by the Company.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At September 30, 2005, the Company owned or held mortgages on 216 skilled nursing and assisted living facilities with approximately 22,407 beds located in 28 states and operated by 38 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700 or
visit the Company’s website at www.omegahealthcare.com
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This announcement includes forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. Omega undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Such forward-looking statements should be regarded solely as reflections of Omega's current operating plans and estimates. Statements regarding future events and developments, including the completion of the notes offering, and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in Omega’s filings with the Securities and Exchange Commission.